Exhibit 23.9

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Cloudbreak Health, LLC

We hereby consent to the use in the joint proxy statement/prospectus constituting a part of this Registration Statement of our report dated March 19, 2021, relating to the consolidated financial statements of Cloudbreak Health, LLC and Subsidiaries (the “Company”) as of and for the year ended December 31, 2020, which is contained in that proxy statement/prospectus. Our report contains an explanatory paragraph referring to the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the joint proxy statement/prospectus.

/s/ Macias Gini & O’Connell LLP
Macias Gini & O’Connell LLP Irvine, CA April 28, 2021